EXHIBIT 99.3

NIELSEN HOLDINGS N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

On September 30, 2013, Nielsen Holdings N.V., a Dutch public company with limited liability (naamloze vennootschap) (“Nielsen” or the “Company”), completed its previously-announced acquisition of Arbitron Inc., a Delaware corporation (“Arbitron”), via the merger (the “Merger”) of TNC Sub I Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of The Nielsen Company B.V. and the Company (“Merger Sub”), with and into Arbitron pursuant to the terms of the Agreement and Plan of Merger, dated as of December 17, 2012, as amended (the “Merger Agreement”), by and among the Company, Merger Sub and Arbitron. As a result of the Merger, Arbitron is now an indirect wholly-owned subsidiary of The Nielsen Company B.V. and the Company.

Under the terms of the Merger Agreement, each share of common stock of Arbitron, par value $0.50 per share, issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Arbitron, the Company, Merger Sub or any Arbitron stockholders who perfect their statutory rights of appraisal under Delaware law) was converted into the right to receive $48.00 in cash, without interest and less any applicable withholding taxes.  The aggregate purchase price paid for all of the equity securities of Arbitron was approximately $1.3 billion.

Set forth below is the Company’s unaudited pro forma condensed combined balance sheet as of June 30, 2013, reflecting the Merger and the Company’s issuance of $625 million of 5.5% Senior Unsecured Notes (“Senior Unsecured Notes”), of which $225 million, including fees, was used for the redemption of the Company’s 11.625% Senior Notes due 2014 and the remainder of $400 million was used to fund the Arbitron acquisition, (collectively, the “Transaction”) as if the Transaction had taken place on June 30, 2013, and the Company’s unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2013 and the fiscal year ended December 31, 2012, reflecting the Transaction as if it had taken place on January 1, 2012.

The historical consolidated financial information of Arbitron has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. There were no material transactions between Nielsen and Arbitron during the periods presented in the unaudited pro forma condensed combined financial statements that needed to be eliminated.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•

Separate historical financial statements of Nielsen as of and for the six months ended June 30, 2013 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013 and for the year ended December 31, 2012 and the related notes included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2013; and

•

Separate historical financial statements of Arbitron as of and for the six months ended June 30, 2013 and the related notes and for the year ended December 31, 2012 and the related notes included both of which are included elsewhere in this Current Report on Form 8-K/A;

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values at the merger date. Management has made a preliminary estimate of the fair values of the assets acquired and liabilities assumed based on various estimates that are not yet final but that management believes are reasonable under the circumstances and which are described in the accompanying notes.The Company’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results from operations. The finalization of the Company’s purchase accounting assessment will result in changes in the valuation of assets and liabilities acquired which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with Accounting Standards Codification (“ASC”) Topic 805-10, “Business

Combinations – Overall” (“ASC 805-10”), but in no event later than one year following the merger date. The purchase price allocation for Arbitron and the pro forma adjustments are preliminary and based on information available to date, and are subject to revision as additional information becomes available.  The actual adjustments described herein were made as of the closing date of the Merger and are expected to change based upon the finalization of appraisals and other valuation studies the Company will obtain. Revisions to the preliminary purchase price could materially change the pro forma amounts of total assets, total liabilities, stockholders’ equity, depreciation and amortization and income tax expense.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger or the costs to combine the operations of Nielsen and Arbitron or the costs necessary to achieve these cost savings, operating synergies and potential revenue enhancements.

NIELSEN HOLDINGS N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(IN MILLIONS)	Nielsen	Arbitron	Reclassifications (Note 5)		Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues	$2,705	$219	$—		$13	(G)	$2,937
Cost of revenues	1,159	115	(13	)(A)	5	(H)	1,266
Selling, general and administrative expenses	876	47	19	(B)	(19	)(I)	923
Research and development	—	19	(19	)(B)	—		—
Depreciation and amortization	247	—	13	(A)	14	(J)	274
Restructuring charges	43	—	—		—		43
Operating income	380	38	—		13		431
Interest expense, net	(150)	—	—		(11	)(K)	(161)
Other expense, net	(28)	—	—		—		(28)
Income from continuing operations before income taxes and equity in net income/(loss) of affiliates	202	38	—		2		242
(Provision)/benefit for income taxes	(64)	(18)	—		2	(L)	(80)
Equity in net income/(loss) of affiliates	3	3	—		(6	)(M)	—
Income from continuing operations	$141	$23	$—		$(2)		$162

Income from continuing operations per share:
Basic	$0.38						$0.43
Diluted	$0.38						$0.43
Weighted-average shares of common stock outstanding, basic	373,598,206						373,598,206
Dilutive shares of common stock	4,844,227						4,844,227
Weighted-average shares of common stock outstanding, diluted	378,442,433						378,442,433

NIELSEN HOLDINGS N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

(IN MILLIONS)	Nielsen	Arbitron	Reclassifications (Note 5)		Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues	$5,407	$450	$—		$28	(G)	$5,885
Cost of revenues	2,225	232	(31	)(A)	9	(H)	2,435
Selling, general and administrative expenses	1,724	89	41	(B)	(10	)(I)	1,844
Research and development	—	41	(41	)(B)	—		—
Depreciation and amortization	493	—	31	(A)	27	(J)	551
Restructuring charges	85	—	—		—		85
Operating income	880	88	—		2		970
Interest expense, net	(386)	—	—		(23	)(K)	(409)
Other expense, net	(135)	—	—		—		(135)
Income from continuing operations before income taxes and equity in net income/(loss) of affiliates	359	88	—		(21)		426
(Provision)/benefit for income taxes	(122)	(38)	—		14	(L)	(146)
Equity in net income/(loss) of affiliates	5	7	—		(15	)(M)	(3)
Income from continuing operations	$242	$57	$—		$(22)		$277

Income from continuing operations per share:
Basic	$0.67						$0.77
Diluted	$0.66						$0.76
Weighted-average shares of common stock outstanding, basic	361,787,868						361,787,868
Dilutive shares of common stock	4,523,116						4,523,116
Weighted-average shares of common stock outstanding, diluted	366,310,984						366,310,984

NIELSEN HOLDINGS N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2013

(IN MILLIONS)	Nielsen	Arbitron	Reclassifications (Note 5)		Pro Forma Adjustments (Note 7)		Pro Forma Combined
Assets:
Current assets
Cash and cash equivalents	$1,157	$95	$—		$(946	)(N)	$306
Trade and other receivables, net	1,104	62	—		14	(O)	1,180
Deferred tax assets	—	5	(5	)(C)	—		—
Prepaid expenses and other current assets	280	11	5	(C)	41	(P)	337
Total current assets	2,541	173	—		(891)		1,823
Non-current assets
Equity and other investments	—	14	(14	)(D)	—		—
Property, plant and equipment, net	535	58	(25	)(E)	—		568
Goodwill	6,691	45	—		900	(Q)	7,636
Other intangible assets, net	4,330	7	25	(E)	485	(R)	4,847
Deferred tax asset	167	2	—		—		169
Other non-current assets	276	1	14	(D)	(59	)(S)	232
Total assets	$14,540	$300	—		435		15,275
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$829	$15	24	(F)	2	(T)	870
Accrued expenses	—	24	(24	)(F)	—		—
Deferred revenue	281	51	—		—		332
Income tax liability	89	—	—		—		89
Current portion of long-term debt, capital lease obligations and short-term borrowings tax asset	335	—	—		—		335
Total current liabilities	1,534	90	—		2		1,626
Non-current liabilities
Long-term debt and capital lease obligations	5,920	—	—		400	(U)	6,320
Deferred tax liabilities	951	—	—		209	(V)	1,160
Other non-current liabilities	555	29	—		(10	)(W)	574
Total liabilities	8,960	119	—		601		9,680
Total equity	5,580	181	—		(166	)(X)	5,595
Total liabilities and equity	$14,540	$300	$—		$435		$15,275

NIELSEN HOLDINGS N.V.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On September 30, 2013, Nielsen completed the acquisition of Arbitron Inc., an international media and marketing research firm, through the purchase of 100% of Arbitron’s outstanding common stock for a total cash purchase price of $1.3 billion.  Arbitron is expected to help Nielsen better address client needs in unmeasured areas of media consumption, including streaming audio and out-of-home, and Nielsen’s global distribution footprint can help expand Arbitron’s capabilities outside of the U.S. With Arbitron’s assets, Nielsen intends to further expand its “Watch” segment’s audience measurement across screens and forms of listening.  Arbitron is now an indirect wholly-owned subsidiary of Nielsen and has been rebranded Nielsen Audio.

As a part of the Merger, Nielsen acquired the remaining 49.5% interest in Scarborough Research (“Scarborough”), a joint venture between Nielsen and Arbitron that Nielsen historically accounted for under the equity method of accounting. Nielsen accounted for this transaction as a step-acquisition and calculated the fair value of its investment immediately before the acquisition to be $75 million.  As a result, during the third quarter of 2013, Nielsen recorded a $24 million gain on its investment in Scarborough to other income/(expense), net in the condensed consolidated statement of operations.

The operating results and cash flows of Arbitron and Scarborough will be included within Company's consolidated financial statements commencing October 1, 2013.

2.	Basis of Presentation

The Acquisition was accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and the liabilities assumed be recognized at their fair values as of the acquisition date.

The process for measuring the fair values of identifiable intangible assets and certain tangible assets requires the use of significant assumptions, including future cash flows and appropriate discount rates. The excess of the purchase price (consideration transferred) over the amount of identifiable assets and liabilities of Arbitron as of the acquisition date was allocated to goodwill in accordance with ASC 805-10.

For purposes of measuring the fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, the Company used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure — Overall” (“ASC 820-10”), which established a framework for measuring fair values. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820-10, fair value measurements for an asset assume the highest and best use of that asset by market participants.

The unaudited pro forma condensed combined financial statements do not reflect any synergies and are not necessarily indicative of the results that the Company would have attained had the Merger been completed at the beginning of the reporting period.  Although management expects that certain synergies will result from the Merger, there can be no assurance that these synergies will be achieved.  The unaudited pro forma condensed combined financial statements do not reflect restructuring and integration charges associated with the expected synergies.  Such restructuring and integration charges will be expensed in the appropriate accounting periods following the Merger in accordance with applicable GAAP standards (ASC 420-10, “Exit or Disposal Cost Obligations — Overall”). As described in Note 6, Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income, there were $21 million and $14 million of non-recurring merger related costs incurred during the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, that were removed in the unaudited pro forma condensed combined statement of income.

3.	Accounting Policies

The unaudited pro forma condensed combined financial statements reflect adjustments to conform Arbitron’s results to Nielsen’s accounting policies as described in Note 5, Reclassifications.  As review of Arbitron’s policies progresses, it is possible that other policy differences may be identified.

4.	Assets Acquired and Liabilities Assumed

The purchase price was preliminarily allocated based upon the fair value of the assets acquired and liabilities assumed by Nielsen, assuming the Merger had taken place on June 30, 2013, using available information and certain assumptions management believes reasonable. The following table summarizes the preliminary purchase price allocation:

(IN MILLIONS)

Fair value of business combination:
Cash paid for Arbitron common stock	$1,296
Accrued payment for directors’ and employees’ equity awards pertaining to pre-merger service	42
Accrued dividend payment on Arbitron common stock	3
Fair value of previously held equity interest in Scarborough	75
Total	$1,416

Identifiable assets acquired and liabilities assumed:
Cash	$97
Other current assets	131
Property and equipment	32
Goodwill	945
Amortizable intangible assets	517
Other long term assets	4
Deferred revenue	(51)
Other current liabilities	(40)
Deferred tax liabilities	(200)
Other long term liabilities	(19)
Total	$1,416

The estimated fair values assigned to amortizable intangible assets, goodwill and uncertain tax positions are provisional and subject to adjustments primarily based upon additional information the Company is in process of obtaining.

The provisional allocation of the purchase price to goodwill and identified intangible assets was $945 million and $517 million, respectively. All of the Arbitron related goodwill and intangible assets are attributable to Nielsen’s Watch segment.

Intangible assets and their estimated useful lives consist of the following:

(IN MILLIONS)
Description	Amount	Useful Life
Customer –related intangibles	$323	10 - 20 years
Computer software	150	5 – 10 years
Trade names and trademarks	33	5 years
Covenants-not-to-compete	11	1-2 years
Total	$517

The impact of the amortization expense on operating results for the first five years following the merger, and thereafter, is as follows (in millions):

Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
$52	$48	$44	$38	$38	$297	$517

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents expected synergies and the going concern nature of Arbitron.

5.	Reclassifications

Certain reclassifications have been made to the historical financial statements of Arbitron to conform to Nielsen’s presentation as follows:

Item (A): Depreciation and amortization is included in cost of revenues on Arbitron’s historical consolidated statement of income.  This adjustment reclassifies Arbitron’s depreciation and amortization to conform to Nielsen’s presentation.

Item (B): Research and development costs are included in selling, general and administrative expenses within Nielsen’s historical consolidated statement of income.  This adjustment reclassifies Arbitron’s research and development to conform to Nielsen’s presentation.

Item (C): Deferred tax assets are included in prepaid expenses and other current assets within Nielsen’s historical consolidated balance sheet.  This adjustment reclassifies Arbitron’s deferred tax assets to conform to Nielsen’s presentation.

Item (D): Equity and other investments are included in other non-current assets within Nielsen’s historical consolidated balance sheet.  This adjustment reclassifies Arbitron’s equity and other investments to conform to Nielsen’s presentation.

Item (E): Software is included in other intangible assets, net within Nielsen’s historical consolidated balance sheet.  This adjustment reclassifies Arbitron’s software balance to conform to Nielsen’s presentation.

Item (F): Accrued expenses are included in accounts payable and other current liabilities within Nielsen’s consolidated balance sheet. This adjustment reclassifies Arbitron’s accrued expenses to conform to Nielsen’s presentation.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

Item (G): Adjustments to revenues are related to the following:

(IN MILLIONS)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Consolidation of previously unconsolidated joint venture	$32	$67
Eliminate joint venture revenue included in Arbitron and Nielsen results	(19)	(39)
	$13	$28

As part of the Merger, Nielsen acquired the remaining 49.5% interest in Scarborough Research, a joint venture between Nielsen and Arbitron that Nielsen historically accounted for under the equity method of accounting. Effective October 1, 2013, the financial results of Scarborough are included within the consolidated financial statements of Nielsen.

Item (H): Adjustments to cost of revenues are related to the following:

(IN MILLIONS)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Consolidation of previously unconsolidated joint venture	$24	$48
Eliminate joint venture cost of revenues included in Arbitron and Scarborough results	(19)	(39)
	$5	$9

Item (I): Adjustments to selling, general and administrative expenses are related to the following:

(IN MILLIONS)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Consolidation of previously unconsolidated joint venture	$2	$4
Eliminate non-recurring merger related expenses	(21)	(14)
	$(19)	$(10)

Item (J): Adjustments to depreciation and amortization are related to the following:

(IN MILLIONS)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
New tangible and intangible asset depreciation and amortization	$27	$58
Eliminate Arbitron’s historical depreciation and amortization	(13)	(31)
	$14	$27

Item (K): Adjustments to interest expense, net are related to the following:

(IN MILLIONS)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Interest expense associated with the Senior Unsecured Notes	$(11)	$(22)
Amortization of debt issuances costs associated with the Senior Unsecured Notes	—	(1)
	$(11)	$(23)

Item (L): The Company has reflected the applicable tax benefit on the pro forma adjustments presented in the unaudited pro forma condensed combined statements of income using an incremental statutory tax rate of 39%.

Item (M): Adjustment represents the elimination of the equity income associated with the Scarborough joint venture.  As discussed in Note 1, the operating results of Scarborough are being included within Nielsen’s consolidated financial statements commencing October 1, 2013.

7.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Item (N): Represents the adjustment to cash and cash equivalents related to the following:

SOURCES OF CASH (IN MILLIONS)
Senior Unsecured Notes	$400
Consolidate previously unconsolidated joint venture	2
Total	$402

USES OF CASH (IN MILLIONS)
Purchase price	$(1,341)
Expenses related to Senior Unsecured Notes	(7)
Total	$(1,348)
Adjustment to pro forma cash	$(946)

Item (O): Adjustments represent trade and other receivables related to the consolidation of a previously unconsolidated joint venture.

Item (P): Adjustments to prepaid expenses and other current assets are related to the following:

(IN MILLIONS)
Fair value of current data asset acquired	$37
Current portion of capitalized debt issuance costs	1
Consolidate previously unconsolidated joint venture	3
$41

Item (Q): Adjustments to goodwill are related to the following:

(IN MILLIONS)
Transaction goodwill	$945
Eliminate Arbitron’s historical goodwill	(45)
$900

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents expected synergies and the going concern nature of Arbitron.

Item (R): As of the Merger date, identified intangible assets were measured at fair value determined primarily using the “income approach”, which used a forecast of the expected future cash flows through the use of the relief-from-royalty method.  The pro forma adjustments to other intangible assets have the impact of recording the fair value of intangible assets at the Merger date, and eliminating Arbitron’s historical intangible assets as follows:

(IN MILLIONS)
Transaction identified intangible assets	$517
Eliminate Arbitron’s historical intangible assets	(32)
$485

Item (S): Adjustments to other non-current assets are related to the following:

(IN MILLIONS)
Fair value adjustment to Nielsen’s equity investment in Scarborough	$24
Non-current portion of capitalized debt issuances costs	6
Eliminate Nielsen’s equity investment in Scarborough	(75)
Eliminate Arbitron’s equity investment in Scarborough	(14)
$(59)

Item (T): Adjustments represent accounts payable and other current liabilities related to the consolidation of a previously unconsolidated joint venture.

Item (U): Adjustment represents the Senior Unsecured Notes issued to partially fund the acquisition of Arbitron.

Item (V): Adjustment represents the deferred tax liabilities recorded as determined in the preliminary purchase price allocation.

Item (W): Adjustment to other non-current liabilities relates to the decrease in the benefit obligation of Arbitron’s defined benefit pension plan as of the merger date.

Item (X): Adjustments to total equity are related to the following:

(IN MILLIONS)
Gain on fair value adjustment to Nielsen’s equity investment in Scarborough	$15
Eliminate Arbitron’s historical equity	(181)
$(166)